Exhibit 99.11
TRIGGER PRICE LETTER AGREEMENT
Date:	February 12, 2020

To:	M Capital Group Investors II, LLC
Cactus Holding Company, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Jerry Moyes

From:	Citigroup Global Markets Inc.

Fax No.	212-615-8985
Reference is made to the following agreements (collectively, the “Transaction Documents”):
(a)
Trigger Price Agreement, dated as of August 23, 2019, among Citigroup Global Markets Inc. (“CGMI”), M Capital Group Investors II, LLC (“M Capital II”) and Cactus Holding Company, LLC (“Cactus I”) as amended by the Trigger Price Letter Agreement dated October 31, 2019 (such amendment, the “October 2019 Amendment”, and the amended agreement, the “Trigger Price Agreement”);

(b)	Trigger Price Agreement Notice, dated as of September 10, 2019, delivered by CGMI and confirmed by M Capital II and Cactus I (the “Trigger Price Agreement Notice”);
(c)
The Master Terms and Conditions for Prepaid Variable Share Forward Transactions, dated as of May 18, 2016, between M Capital II and CGMI (as amended, modified or supplemented from time to time, the “M Capital II Master Confirmation”), the Fifth Amended and Restated Transaction 1 Supplemental Confirmation to the M Capital II Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notice, the “M Capital II Fifth A&R Transaction 1 Supplemental Confirmation”) and the Transaction 2 Supplemental Confirmation to the M Capital II Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notice, the “M Capital II Transaction 2 Supplemental Confirmation” and, together with the M Capital II Master Confirmation and the M Capital II Fifth A&R Transaction 1 Supplemental Confirmation, the “M Capital II Confirmation”); and

(d)
The Master Terms and Conditions for Prepaid Variable Share Forward Transactions, dated as of October 30, 2015, between Cactus I and CGMI (as amended, modified or supplemented from time to time, the “Cactus I Master Confirmation”), the Sixth Amended and Restated Supplemental Confirmation to the Cactus I Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notice, the “Cactus I Sixth A&R Supplemental Confirmation”), the Fifth Amended and Restated May 2016 Supplemental Confirmation to the Cactus I Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notice, the “Cactus I Fifth A&R May 2016 Supplemental Confirmation”) and the Amended and Restated February 2019 Supplemental Confirmation to the Cactus I Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notice, the “Cactus I A&R February 2019 Supplemental Confirmation” and, together with the Cactus I Master Confirmation, the Cactus I Sixth A&R Supplemental Confirmation and the Cactus I Fifth A&R May 2016 Supplemental Confirmation, the “Cactus I Confirmation”).

WHEREAS, on February 11, 2020, a Reset Trigger Price Event occurred under the Trigger Price Agreement;
WHEREAS, in lieu of CGMI exercising its right under Section 1(b) of the Trigger Price Agreement to require each of M Capital II and Cactus I to pay currently Trigger Price Reset Amounts to reset both the Reset Trigger Price and the Early Termination Trigger Price, the parties intend to (i) reset the Reset Trigger Price and the Early Termination Trigger Price, (ii) provide for M Capital II and Cactus I to pay a portion of the Trigger Price Reset Amounts in cash and (iii) provide for CGMI to make such adjustments to the terms of the M Capital II Confirmation and the Cactus I Confirmation as it determines appropriate to account for the remaining portion of the Trigger Price Reset Amounts.

Accordingly, the parties hereto agree as follows:
Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Trigger Price Agreement.
1.          Pursuant to Section 1(b) of the Trigger Price Agreement, CGMI notified each of M Capital II and Cactus I (which shall be deemed delivered on a timely basis under the Trigger Price Agreement) that a Reset Trigger Price Event has occurred and that CGMI is exercising its right under such Section 1(b) to require each of M Capital II and Cactus I to pay the Trigger Price Reset Amounts, as set forth herein.
2.          The aggregate Trigger Price Reset Amount with respect to M Capital II shall be USD 10,880,000; and the aggregate Trigger Price Reset Amount with respect to Cactus I shall be USD 6,120,000.
3.          As of the date hereof, the Reset Trigger Price shall be increased from USD 38.50 to USD 39.53 and the Early Termination Trigger Price shall be increased from USD 40.70 to USD 41.70.
4.          The parties acknowledge and agree that the cash portion of the Trigger Price Reset Amounts described in the next sentence already incorporates a reduction by an amount equal to the Letter Payment Amounts (as defined in the October 2019 Amendment) previously paid by M Capital II and Cactus I pursuant to Section 3 of the October 2019 Amendment and, accordingly, the Letter Payment Amounts are no longer available to be taken into account under Section 4 of the October 2019 Amendment.  To pay the remaining cash portion of their respective Trigger Price Reset Amount, M Capital II shall pay CGMI USD 3,840,000 and Cactus I shall pay CGMI USD 2,160,000 (each, a “Partial Reset Payment”) on or prior to March 11, 2020 (the “Payment Deadline”), which payment obligation shall constitute a Secured Obligation under its respective Pledge Agreement and shall be payable whether or not a Reset Trigger Price Event or Trigger Price Termination Event occurs following the date hereof.  If CGMI does not receive such Partial Reset Payment from each of M Capital II and Cactus I by such Payment Deadline, it shall constitute a Trigger Price Termination Event under the Trigger Price Agreement.
5.          On or promptly following the earlier of (i) March 11, 2020 and (ii) the date a Trigger Price Termination Event under the Trigger Price Agreement occurs or an Early Termination Date occurs under the M Capital II Confirmation or the Cactus I Confirmation, CGMI shall adjust the terms of the M Capital II Confirmation and Cactus I Confirmation (including without limitation the floor and cap prices and valuation dates) as it determines appropriate to account for the non-cash portion of the Trigger Price Reset Amounts and any cash portion of the Trigger Price Reset Amounts that have not been paid pursuant to Section 4 above.
6.          Each of M Capital II and Cactus I notified CGMI (which shall be deemed delivered on a timely basis under the Trigger Price Agreement) that it has the ability to pay the Trigger Price Reset Amount (including the adjustments contemplated herein) and will meet its obligations with respect to the Trigger Price Reset Amount.  Please evidence such notice by countersigning below and returning a copy to us.
7.          Sections 4 and 5 of the Trigger Price Agreement shall apply to this Letter Agreement mutatis mutandis.

Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

		By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

Acknowledged and Agreed:

M CAPITAL GROUP INVESTORS II, LLC

By:	JERRY AND VICKIE MOYES FAMILY TRUST, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee of the Manager

CACTUS HOLDING COMPANY, LLC

By:	JERRY AND VICKIE MOYES FAMILY TRUST, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee of the Manager

Back to Schedule 13D/A